Exhibit No. 99.1
Presentations

[Presentation by Paul Lamb, Chairman of the Board of Directors]

Earlier in the program I introduced the Directors to you and told you that four of those Directors constitute our Strategic Alternatives Committee. This Committee meets once a week at 9:15 a.m. with our Investment Bankers, Transaction Counsel, Gary and me to review and in due course recommend strategic alternatives to the Board of Directors for action. One such recommendation that the Board acted on and publicly announced on November 19th was the recommendation that the Company pay a cash dividend of $38.30 per share. Today, dividend payments totaling $56,786,652.00, an amount in excess of Gyrodyne’s market capitalization on June 25, 2010, are being paid to our shareholders. As time passes I’m confident that there will be additional liquidity events to report. In the interim, and after consultation with our advisers, Gyrodyne intends to provide an update on the strategic process only when and if the Board of Directors approves a definitive course of action or otherwise determines to do so.

[Presentation by Peter Pitsiokos, Chief Operating Officer]

Good morning… I’m Peter Pitsiokos.  I have been at Gyrodyne since 1992… and I serve as COO, EVP CCO and corporate secretary.

Many of you are long-time shareholders… so you are aware of Gyrodyne’s long and varied history. To those of you who are new… and since roughly 700,000 shares have traded hands in the past two weeks, there may be quite a few… let me extend a warm welcome.

As we enter into “transaction mode” it is important to take a look back… at where we have been… marveling at the winding path that has led to our current status as a real estate investment trust… paying out a large dividend… with our share price at an all-time-high… pondering what may be our final chapter.

Gyrodyne began its history when a Greek immigrant named Peter Papadakos had an idea he thought would revolutionize travel:  a personal helicopter.  Acknowledging that most of you arrived here today in cars… not helicopters… perhaps it was an idea that was… and remains … ahead of its time.

Papadakos needed property to build and test his helicopters… so he came out to sleepy Suffolk County and bought a three hundred and fifteen acre flower bulb farm… hence the name “Flowerfield.”

Perhaps because his idea was slow to catch on… or perhaps because the cost of research and development proved an unexpected challenge… Papadakos took the unusual step of taking the relatively small company public over half a century ago.

Whether by design or by luck… being in the helicopter business proved to be a stroke of genius as the Vietnam War escalated in the 1960’s.  Gyrodyne churned out drone helicopters for the U.S. Navy… expanded production facilities… and developed more and more industrial buildings on this property.

When the war ended… and Suffolk County was no longer the sleepy agricultural backwater it had been… the company quickly realized that the land it sat on and the buildings it had developed during the war boom times were valuable assets.  And although the Navy stopped buying drone helicopters, Gyrodyne successfully sold the rights to the coaxial rotor technology over time, including to Germany’s Dornier, now a part of EADS Group a global leader in aerospace.  I am proud to say, I helped negotiate that contract.

The new suburban New York economy… and expanding innovation at the adjacent University in Stony Brook created a need for what Gyrodyne had:  Clean, versatile industrial and manufacturing space and, back office space for government and industry.  Gyrodyne went into the real estate industry, leasing space and making profitable use of assets developed for an entirely different purpose.

But there was something even more valuable to shareholders:  the land itself, and the State’s condemnation of the property changed the way this value would ultimately be recognized… as Steve Maroney discusses in the upcoming video.

The story is well known by now:  we took the Great State of New York to court… and six and a half years later… we were completely vindicated.  The State paid us every penny of what we asked for… what we knew the property was worth.

Presiding over the last thirteen years of this journey has been CEO Steve Maroney… and after a well-fought and victorious battle he has now retired.  We thank Steve for his leadership.  For more than half of my twenty-one years here, Steve has been my boss, my friend and my partner.  Let’s take a moment to listen to and recall the contributions of Stephen Maroney.

[BEGINNING OF VIDEO PRESENTATION]

[Remarks by Stephen V. Maroney, Chief Executive Officer, Retired:]

A BEGINNING

I first came to Gyrodyne in 1996 following a career in commercial banking that spans some 35 - 40 years, I guess.  I was President of Extebank.  I learned way back in my banking career that, often times, problems create opportunities, and so the condemnation gave us a real problem.  It was our only asset; but it also gave us an opportunity to pursue its fair value, which clearly had been underestimated.

THE CONDEMNATION

I remember back in 2005, when there was a threat of condemnation from the University that we were having meetings on a fairly regular basis trying to work out a solution that would accomplish both the research park that the University had intended to build and would have allowed us also to build a residential golf course community.  Those conversations ended abruptly in late October of 2005 when at a meeting at the University it was just simply declared that those negotiations were over, and they were going to move forward with the condemnation of a major portion of the Flowerfield property.  It was quite a stunning development to us because we had felt that those discussions were ongoing; and in fact, when I look back I think it was quite disingenuous.

PROBLEM – BECOMES OPPORTUNITY

I think, certainly, the biggest accomplishment during that time was getting the award paid by the State of New York and having won a very difficult battle starting in the Court of Claims, going through two challenges in the Appellate Division and then finally, in the Court of Appeals, which is the highest Court in the State of New York, and all of those decisions were unanimous.  So it was kind of rewarding, not only from a financial standpoint, but to see that the victory was so sound and strong.  We have believed, always believed, in our case and that fair value would come to the shareholders.

GYRODYNE TODAY

I am pleased where the Company is at this time.  If you recall, the well announced strategic plan of 2005 called for things like converting the Company to a REIT.  We did that successfully, we became tax sufficient; we successfully litigated for fair value of the property.  We invested successfully in medical office buildings, we cut expenses, we increased revenues and so with the exception of the final ingredient of one or more liquidity events, not in the least of which would be a $38.00 distribution to shareholders of record on December 1st.  We’ve accomplished most of what we set out to do right now.

THE PEOPLE OF GYRODYNE

When I look back, one of the things that I feel really good about everybody should be thankful that we have a good management team, good employees and a good board of directors, and I think it’s important for me as the outgoing President, or now I am really outgoing, to thank the shareholders for their support.  We just last year had a rights offering and that was thoroughly oversubscribed by some 50%.  It showed confidence in where we were.  It showed confidence in the fact that we had been achieving what we said we’d do and so, I’m pretty pleased with where we’ve come from and where we’re heading.

[Remarks by Gary Fitlin, Interim President:]

THE FUTURE

I am very optimistic about the future of Gyrodyne.  We are a company with $80M cash, some real estate in our coffers that is not underwater like many of our competitors.  Despite the economic downturn that we all experienced over the last few years, Gyrodyne’s real estate is worth more than what it shows on our books.  Our competitors, for the most part, can’t say that. We have the energy, opportunity and capital that will provide returns beyond what our competitors can do.  That’s why we are going through the strategic alternative process to identify the best value for our shareholders.

THE PEOPLE OF GYRODYNE

The People of Gyrodyne are a solid team.  It’s more than a job; it’s more than a career.  It’s the passion they feel that I haven’t seen in years.  It’s a passion unbeknownst to the marketplace in the stress in today’s lifestyles and today’s times where the economy has offered enough hurdles in life.  People at Gyrodyne come to work with a smile and a passion to service not me, to service the tenants.  That’s an opportunity you don’t see.

I feel terrific about Gyrodyne’s future; it’s an opportunity that you will never see anywhere else in the market place.

[Remarks by Peter Pitsiokos:]

TOMORROW STARTS TODAY

Gyrodyne’s history has been surprising and colorful.  Our next phase… will be exciting and will require great leadership and a deep understanding of transactional finance.

Recognizing these qualities in him… the company has chosen the right field marshall as Interim CEO to steward Gyrodyne through this transitional phase… Gary Fitlin who has demonstrated during his 3 years as Gyrodyne’s CFO a mastery of both the “big picture” and the minute details.  It is my pleasure to introduce Gary in his new capacity as Interim CEO.

[END OF VIDEO PRESENTATION]

[Presentation by Gary Fitlin, Interim President:]

Thank you very much.

Now, there have been many speakers today and I am quite aware that all that stands between you and lunch: Is me.

So I just want to take a moment to tell you why our historic dividend payout is not the beginning of the end, but rather the beginning of our future.

I'm a numbers guy…so let's get right into numbers.

On the day the State of New York seized our land, the market valued Gyrodyne at approximately $53 million.

There is an old Wall Street saying, "Buy on the rumor, sell on the news." On that day, you would have thought that our stock was fully valued because all of the good news was already in the stock.

Instead the market rewarded you handsomely for sticking with us.  On the record date of our dividend, which is being paid to you as I speak, the market has valued Gyrodyne at approximately $168 million, thus tripling our market cap in three short years.

A few years ago, former Federal Reserve Chairman Alan Greenspan used the phrase "irrational exuberance" to characterize markets that were rising without any top. Well, we all know how that one worked out.

While others crumbled and still suffer the hangover of a bad marketplace, Gyrodyne is on the move.

During 2009, 2010 and 2011, our investments paid off handsomely.

Our Virginia property has hovered at 85% occupancy, Port Jefferson at 97% and Cortlandt Manor at 100%.  Unlike others, we did not do this at the cost of profits.  Each of our properties maintains gross margins in excess of 50%.  Healthcare has proven to be one of the safe havens in the economic downturn, outflanking the performance of most other real estate sectors.

We are in the right place and poised for the future. We maintain a laser sharp focus on new opportunities. We work with sharp pencils. Our ample cash reserves will allow us to successfully compete against the incentives offered by other landlords.

We are, however, subject to the same economic conditions as any other REIT. This is a challenging marketplace and so we have to earn our return. We will continue to cut our operating overhead and to improve our properties to keep good tenants in place. I am proud to announce today that we have begun the process of paying off our entire mortgage debt, which will improve our bottom line and bring value to our shareholders.

Coach Bill Parcells said, "You are your record" and for many years Gyrodyne has had more brackets around its numbers than a March Madness office pool. We were really good at losing money.

Today, by prudent management; with a solid plan and hefty resources we have turned the corner and we are ready to grow.

Those who came before us would marvel at the current financial position of Gyrodyne. The trend is forward and we will be solidly in the black on an adjusted funds from operations (AFFO) basis beginning 2013.  And any investment of the cash in our coffers will continue to grow our AFFO, which is the metric that drives our industry.

We are at an important crossroads and at some point we must pick a path, but while we explore the exciting opportunities available to us, we should not sit still.

Our team will continue to cut costs, increase revenues and maximize shareholder value.

This company will be virtually debt free and sit on cash in a world where cash is king.

While no investment is without risk and no market is without its ups and downs, take a moment to consider this:

-If I were to invite you to be part of a company,

-Positioned in the relatively stable asset class of healthcare related real estate

- With valuable undeveloped property in suburban New York.

-A company without the drag of underwater assets

-A lean company that has the war chest, assets and liquidity to take advantage of this cash starved environment

-A company able to play in arenas not usually open to firms its size

-A company poised in a marketplace …that is at historic lows and showing signs of upward movement

-And, a company with an in-house management team that wears many hats and has the transactional experience and sophistication in structured finance that can take us to the next level.

You'd probably want to hear more.

That is the excitement of Gyrodyne's story today.

We will enter into any negotiation in a position of strength. We have a great story to tell. We are strong and getting stronger.

So, on this day…At this special gathering.
Among the friends and the shareholders that have lent us their support over the years, to invent and reinvent this unique company we call "Gyrodyne," I am here to say that the finances of our company are sound and Gyrodyne is doing well.

After the meeting, I encourage you to meander over to the various charts* outside this room. The charts are simple, concise and tell our story in a way that will make you feel good as an investor.  Please feel free to button hole me and Peter during lunch with any questions or if you simply just want to get to know us.  We are here for you and commit to an open dialogue, not just today, but throughout the year.

I thank you very much for your attention and your confidence.

*[See Exhibits 99.2 – 99.6 to this Form 8-K.]

Forward-Looking Statement Safe Harbor

The statements made in these presentations that are not historical facts constitute “forward-looking information” within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “estimates,” “believes,” “seeks,” “could,” “should,” or “continue,” the negative thereof, other variations or comparable terminology as well as statements regarding the evaluation of strategic alternatives.  Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, risks and uncertainties relating to the process of exploring strategic alternatives, the effect of economic and business conditions, including risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, risks and uncertainties relating to developing Gyrodyne’s undeveloped property in St. James, New York and other risks detailed from time to time in Gyrodyne’s SEC reports.